Exhibit 99.1

Pactiv Posts Third Quarter EPS Growth of 35 Percent to $0.54

Strong Cash Generation Continues

LAKE FOREST, Ill.--(BUSINESS WIRE)--October 21, 2009--For the quarter ended September 30, Pactiv Corporation (NYSE: PTV) today announced that income from continuing operations was $73 million, or $0.54 per share, compared with $54 million, or $0.40 per share on a reported basis, or $0.39 per share excluding a restructuring credit, in 2008. Sales declined 9 percent to $839 million from $925 million, reflecting 2-percent higher volume and 11-percent lower pricing. The price decline reflects normal reductions as a result of lower year-over-year raw material costs.

“We continued to perform well in the third quarter. Our volume growth and productivity programs accounted for almost half of our year-over-year gross profit improvement. Our Foodservice segment posted strong volume growth, and, while our Consumer segment volume was slightly negative, we expect to see a rebound in the fourth quarter. During the year we made substantial progress on the asset side of our pension funding issue. Interest rate declines have masked some of this benefit, but we expect our progress will become more apparent as rates rise with an economic recovery,” said Richard L. Wambold, Pactiv’s chairman and chief executive officer.

Third quarter gross margin was 31.7 percent compared with 23.1 percent in 2008. Operating margin was 16.3 percent compared with 11.0 percent on a reported basis and 10.8 percent excluding the restructuring credit last year. Both increases reflected lower operating expenses, favorable spread (the difference between selling prices and raw material costs), and higher volume.

Selling, general, and administrative (SG&A) expense was $83 million compared with $67 million last year. The increase primarily was a result of a return to more normal advertising spending and incentive compensation accruals this year, as well as lower pension income.

After a pension contribution of $200 million pretax and related favorable cash tax effects of $30 million, free cash flow in the third quarter was a use of $31 million compared with a source of $88 million in 2008. Excluding the after-tax cash effect of the pension contribution, free cash flow in the third quarter of 2009 would have been $139 million.

For the nine-month period, income from continuing operations was $261 million, or $1.96 per share, compared with $153 million, or $1.15 per share, last year on a reported basis, and $1.22 per share excluding the restructuring charge. Sales of $2.51 billion decreased 7 percent from $2.68 billion. Gross margin was 35.3 percent compared with 25.0 percent, while operating margin was 19.3 percent versus 11.5 percent. Excluding the restructuring charge, 2008 operating margin was 12.0 percent. After pension contributions of $400 million pretax and related favorable cash tax effects of $100 million, year-to-date 2009 free cash flow was $136 million compared with $82 million last year. Excluding the after-tax cash effect of the pension contributions, 2009 free cash flow for the nine-month period would have been $436 million.

Business Segment Results

Hefty® Consumer Products

Third quarter sales declined 9 percent to $312 million from $342 million, reflecting 8-percent unfavorable pricing and a 1-percent volume decline. The price decline reflects normal reductions due to lower year-over-year raw material costs. Volume was negatively impacted by a decline in the waste bag market, as well as lower shipments related to Hefty® waste bag promotions in the non-grocery channels. Tableware sales, including cups, cutlery, and plates, continued to be strong.

Third quarter operating income was $72 million compared with $51 million on a reported basis, or $48 million excluding a restructuring credit last year. The increase resulted from favorable spread, as well as lower operating costs. Operating margin was 23.1 percent compared with 14.9 percent. Excluding the restructuring credit, 2008 operating margin was 14.0 percent.

For the nine-month period, sales of $951 million declined 4 percent from $990 million. Operating income was $240 million compared with $142 million on a reported basis, and $146 million excluding the restructuring charge in 2008. Operating margin was 25.2 percent compared with 14.3 percent. Excluding the restructuring charge, 2008 operating margin was 14.7 percent.

Foodservice/Food Packaging

Third quarter sales of $527 million declined 10 percent from $583 million, reflecting a 4-percent volume increase, 13-percent lower pricing, and 1-percent unfavorable foreign exchange. The volume increase represents continued growth in cups and cutlery, as well as growth in a number of other product areas, including polypropylene and paper-based items. The lower pricing is a result of normal price declines related to lower year-over-year raw material costs.

Third quarter operating income increased to $70 million from $52 million on a reported basis, and $53 million excluding a restructuring charge last year. The increase reflects the impact of higher volume and lower operating expenses. Operating margin was 13.3 percent compared with 8.9 percent. Excluding the restructuring charge, 2008 operating margin was 9.1 percent.

For the nine-month period, sales of $1.56 billion declined 8 percent from $1.69 billion. Operating income was $254 million versus $167 million on a reported basis, and $176 million excluding the restructuring charge in 2008. Operating margin was 16.3 percent compared with 9.9 percent. Excluding the restructuring charge, 2008 operating margin was 10.4 percent.

Outlook

The Company’s fourth quarter EPS outlook is a range of $0.48 to $0.52. Raw material costs are expected to be similar to third quarter 2009 levels. The full year EPS outlook has been raised to a range of $2.44 to $2.48 from $2.37 to $2.45, and includes non-cash pension income of $37 million pretax, $23 million after tax, or $0.17 per share.

Full year 2009 sales are expected to decline in a range of 6 percent to 7 percent. The sales outlook incorporates a volume increase of 2 percent to 3 percent, a price decline in a range of 8 percent to 9 percent, and unfavorable foreign exchange of approximately 1 percent.

SG&A expense is estimated to be approximately $340 million, and the 2009 tax rate is expected to be 37.0 percent.

After pension contributions of $400 million pretax, or $300 million after tax, free cash flow for 2009 is anticipated to be in a range of $200 million to $210 million, up from a range of $170 million to $190 million due to higher earnings and improved working capital. Before pension contributions, the full year free cash flow estimate is $480 million to $490 million. Depreciation and amortization expense is expected to be approximately $185 million, and capital expenditures are estimated to be approximately $130 million, up from $120 million.

Other

This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the attached “Regulation G GAAP Reconciliations” or in the attached “Operating Results by Segment”.

Cautionary Statements

This press release includes certain “forward-looking statements” such as those in the Outlook section, as well as “…we expect to see a rebound in the fourth quarter” and “…we expect our progress will become more apparent as rates rise with an economic recovery.” A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.

More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K at page 22 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

Company Information

Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2008 sales of $3.6 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.

Pactiv Corporation
Consolidated Statement of Income

(In millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Sales	$839	$925	$2,506	$2,684

Costs and expenses
Cost of sales (excluding depreciation
and amortization)	573	711	1,621	2,013
Depreciation and amortization	46	46	138	138
Selling, general, and administrative	83	67	263	208
Other expense	-	1	1	1
Operating income before restructuring
and other	137	100	483	324
Restructuring and other	-	(2)	-	14
Operating income	137	102	483	310
Other income/(expense)
Interest income	-	1	1	2
Interest expense, net of capitalized interest	(23)	(25)	(70)	(79)
Income before income taxes	114	78	414	233
Income tax expense	41	24	153	80
Income from continuing operations	73	54	261	153

Discontinued operations, net of tax (a)	15	-	14	(4)
Net income	$88	$54	275	149

Less: Net income attributable to
noncontrolling interest	1	1	1	1
Net income attributable to Pactiv	$87	$53	$274	$148

Amounts attributable to Pactiv common
shareholders
Income from continuing operations, net of tax	$72	$53	$260	$152
Discontinued operations, net of tax (a)	15	-	14	(4)
Net income	$87	$53	$274	$148

Average common shares outstanding (diluted)	133.2	132.1	132.8	132.1

Diluted earnings per share of common stock
attributable to Pactiv common shareholders:
Income from continuing operations
excluding restructuring and other	$0.54	$0.39	$1.96	$1.22
Restructuring and other, net of tax	-	0.01	-	(0.07)
Income from continuing operations	0.54	0.40	1.96	1.15
Discontinued operations, net of tax (a)	0.11	-	0.10	(0.03)
Net income	$0.65	$0.40	$2.06	$1.12

Gross margin (before deprec. & amort.)	31.7%	23.1%	35.3%	25.0%

Operating margin
Excluding restructuring and other	16.3%	10.8%	19.3%	12.0%
Restructuring & other	0.0%	0.2%	0.0%	-0.5%
Including restructuring and other	16.3%	11.0%	19.3%	11.5%

(a) Income from discontinued operations in the third quarter of 2009 related to the expiration of statute of limitations on the 2005 tax year.

Pactiv Corporation
Consolidated Statement of Financial Position

(In millions)

	September 30, 2009	December 31, 2008

Assets
Current assets
Cash and temporary cash investments	$104	$80
Accounts and notes receivable (a)	275	311
Inventories	375	344
Other	21	30
Total current assets	775	765
Property, plant, and equipment, net	1,181	1,209
Other assets
Goodwill	1,129	1,124
Intangible assets, net	379	396
Other	99	231
Total other assets	1,607	1,751

Total assets	$3,563	$3,725

Liabilities and equity
Current liabilities
Accounts payable	$147	$115
Other	262	218
Total current liabilities	409	333
Long-term debt	1,275	1,345
Pension and postretirement benefits	798	1,266
Other liabilities	113	126
Pactiv shareholders' equity	952	639
Noncontrolling interest	16	16

Total liabilities and equity	$3,563	$3,725

(a) At September 30, 2009, receivables totaling $110 million were sold, while receivables totaling $130 million were sold at December 31, 2008.

Pactiv Corporation
Consolidated Statement of Cash Flows

(In millions)

Nine months ended September 30,	2009	2008

Operating activities
Net income	$275	$149
Less results from discontinued operations	(14)	4
Income from continuing operations	261	153
Adjustments to reconcile income from continuing operations
to cash provided (used) by continuing operations
Depreciation and amortization	138	138
Deferred income taxes	114	41
Restructuring and other	(1)	13
Noncash pension income	(27)	(37)
Noncash compensation expense	13	12
Working capital	92	(104)
Pension contribution	(400)	-
Other	4	(5)
Cash provided (used) by operating activities - continuing operations	194	211
Cash provided (used) by operating activities - discontinued operations	(3)	(7)
Cash provided (used) by operating activities	$191	$204

Investing activities
Expenditures for property, plant, and equipment	(78)	(109)
Acquisitions of businesses and assets	(20)	-
Other continuing operations investing activities	2	-
Cash provided (used) by investing activities	$(96)	$(109)

Financing activities
Issuance of common stock	2	2
Purchase of common stock	-	(2)
Revolving credit facility payments	(70)	(150)
Dividends paid to noncontrolling interest	(1)	(1)
Other	(2)	(1)
Cash provided (used) by financing activities	$(71)	$(152)

Effect of foreign-currency exchange rate changes on cash and
temporary cash investments	-	(1)
Increase (decrease) in cash and temporary cash investments	24	(58)
Cash and temporary cash investments, January 1	80	95
Cash and temporary cash investments, September 30	$104	$37

Pactiv Corporation
Operating Results by Segment

(In millions)

		Foodservice /
	Consumer	Food Packaging	Other	Total
Three months ended September 30, 2009
Sales	$312	$527	$-	$839

Operating income (loss)	$72	$70	$(5)	$137

Operating margin	23.1%	13.3%		16.3%

Three months ended September 30, 2008
Sales	$342	$583	$-	$925

Operating income (loss) before
restructuring & other	$48	$53	$(1)	$100
Restructuring & other	(3)	1	-	(2)
Operating income (loss)	$51	$52	$(1)	$102

Operating margin
Excluding restructuring and other	14.0%	9.1%		10.8%
Restructuring & other	0.9%	-0.2%		0.2%
Including restructuring and other	14.9%	8.9%		11.0%

Nine months ended September 30, 2009
Sales	$951	$1,555	$-	$2,506

Operating income (loss)	$240	$254	$(11)	$483

Operating margin	25.2%	16.3%		19.3%

Nine months ended September 30, 2008
Sales	$990	$1,694	$-	$2,684

Operating income (loss) before
restructuring & other	$146	$176	$2	$324
Restructuring & other	4	9	1	14
Operating income (loss)	$142	$167	$1	$310

Operating margin
Excluding restructuring and other	14.7%	10.4%		12.0%
Restructuring & other	-0.4%	-0.5%		-0.5%
Including restructuring and other	14.3%	9.9%		11.5%

Pactiv Corporation
Regulation G GAAP Reconciliations

Income from Continuing Operations and Earnings per Share

(In millions, except per-share amounts)	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Income from continuing operations attributable to Pactiv - GAAP basis	$72	$53	$260	$152

Adjustments (net of tax) to exclude:
Restructuring and other charges	-	(1)	-	9
Income from continuing operations attributable to Pactiv excluding restructuring and other charges (a)	$72	$52	$260	$161

Average common shares outstanding (diluted)	133.2	132.1	132.8	132.1

Diluted earnings per share
EPS from continuing operations - GAAP basis	$0.54	$0.40	$1.96	$1.15

Adjustments (net of tax) to exclude:
Restructuring and other charges	-	(0.01)	-	0.07
EPS from continuing operations excluding restructuring and other charges (a)	$0.54	$0.39	$1.96	$1.22

Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
(In millions)	2009	2008	2009	2008
Cash flow provided by operating activities from continuing operations - GAAP basis	$(21)	$141	$194	$211
Capital expenditures - continuing operations	(29)	(23)	(78)	(109)
(Increase) decrease in asset securitization program	19	(30)	20	(20)
Free cash flow (b)	$(31)	$88	$136	$82

Add back pretax pension contribution	200	-	400	-
Less cash tax benefits	(30)	-	(100)	-
Free cash flow excluding pension contributions (b)	$139	$88	$436	$82

	Outlook for
	Twelve months ended December 31, 2009
(In millions)	Low estimate	High estimate
Cash flow provided by operating activities from continuing operations - GAAP basis	$310	$320
Capital expenditures - continuing operations	(130)	(130)
(Increase) decrease in asset securitization program	20	20
Free cash flow (b)	$200	$210

Add back pretax pension contribution	400	400
Less cash tax benefits	(120)	(120)
Free cash flow excluding pension contributions (b)	$480	$490

(a) In accordance with generally accepted accounting principles (GAAP), income from continuing operations and reported earnings per share include the after-tax impact of restructuring and other charges. The company's management believes that by adjusting income from continuing operations and reported earnings per share to exclude the effect of these infrequently occurring, non-operational items, the resulting income from operations and earnings per share present a more meaningful, operationally-oriented depiction of company performance. The company's management excludes these items from income from continuing operations and earnings per share when evaluating operating performance and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods. We have also shown free cash flow excluding pension contributions in order to have a comparable liquidity measure to prior years when no pension contributions were made.

CONTACT:
Pactiv Corporation
Investor Relations Contact:
Christine Hanneman
847-482-2429
channeman@pactiv.com
or
Media Relations Contact:
Lisa Foss
847-482-2704
lfoss@pactiv.com